Exhibit 99.1
Turnpike Global Technologies, Inc. and Turnpike Global Technologies LLC
Combined Financial Statements
September 30, 2009 and 2008

Turnpike Global Technologies Inc. and Turnpike Global Technologies LLC
Combined Balance Sheets

	September 30,	September 30,
	2009	2008

ASSETS

Current Assets
Cash	$319,815	$311,636
Accounts receivable, net of allowance	960,039	663,093
Inventories	66,127	140,053
Other current assets	2,954	4,407

Total current assets	1,348,935	1,119,189

Property and equipment, net	1,484,806	1,400,915
Capitalized software development costs, net	93,370	178,701
Other assets	4,176	64,517

Total Assets	$2,931,287	$2,763,322

LIABILITES AND SHAREHOLDERS’ AND MEMBERS’ (DEFICIT) EQUITY

Current Liabilities
Current portion of long term debt	$330,211	$100,054
Current portion of capital leases	1,217,153	756,356
Accounts payable	345,578	310,579
Accrued expenses	859,013	180,614
Loans from shareholders	1,530	60,318

Total current liabilities	2,753,485	1,407,921

Long term debt, net of current portion	84,249	382,406
Capital leases, net of current portion	524,292	806,774

	608,541	1,189,180

Total Liabilities	3,362,026	2,597,101

Shareholders’ and members’ (deficit) equity
Redeemable preferred stock	—	154,107
Redeemable Series A preferred stock	1,161,236	799,648
Common stock	1,368	1,365
Additional paid in capital	801,086	773,380
Members’ capital	1,000	1,000
Accumulated deficit	(2,311,835)	(1,541,656)
Accumulated other comprehensive loss	(83,594)	(21,623)

Total Shareholders’ and Members’ (Deficit) Equity	(430,739)	166,221

Total Liabilities and Shareholders’ and Members’ (Deficit) Equity	$2,931,287	$2,763,322

The accompanying notes are an integral part of these combined financial statements

Turnpike Global Technologies Inc. and Turnpike Global Technologies LLC
Combined Statements of Operations

	For the Years Ended September 30,
	2009	2008
Revenue	$5,564,504	$4,189,688

Costs and expenses
Cost of goods sold	2,439,973	2,000,826
Selling, general and administrative	3,233,599	2,470,972

Total costs and expenses	5,673,572	4,471,798

Operating loss	(109,068)	(282,110)
Interest expense	(308,301)	(207,752)
Other income (expense)	8,778	(2,965)

Loss before income taxes	(408,591)	(492,827)
Income taxes	—	—

Net loss	$(408,591)	$(492,827)

The accompanying notes are an integral part of these combined financial statements

Turnpike Global Technologies Inc. and Turnpike Global Technologies LLC
Combined Statements of Cash Flows

	For the Years Ended September 30,
	2009	2008
Operating Activities
Net loss	$(408,591)	$(492,827)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	944,788	321,412
Amortization	64,698	112,462
Non-cash commissions expense	27,709	98,523
Changes in assets and liabilities:
Accounts receivable, net of allowance	(306,305)	(381,534)
Inventories	62,576	152,354
Other assets	61,178	(53,823)
Accounts payable	40,178	(194,169)
Accrued expenses	644,108	57,202

Net cash provided by (used in) operating activities	1,130,339	(380,400)

Investing activities
Purchase of equipment and leasehold improvements	(50,424)	(54,575)

Net cash used in investing activities	(50,424)	(54,575)

Financing activities
Borrowings on long-term obligations	175,362	218,758
Payments on long-term obligations	(142,186)	(74,340)
Payments on capital lease obligations	(918,798)	(240,731)
Issuance of common stock	—	675,122
Issuance of preferred stock	—	282,174
Redemption of preferred stock	(154,107)	(190,491)

Net cash provided by (used in) financing activities	(1,039,729)	670,492

Effects of exchange rate on cash	(32,007)	(26,207)

Increase in cash	8,179	209,310

Cash
Beginning	311,636	102,326

Ending	$319,815	$311,636

Supplemental disclosures of cash flow information
Cash payments for interest	$304,417	$197,326

Supplemental disclosures of noncash investing and financing activities
Assets acquired under capital lease obligation	$978,255	$1,611,222
Issuance of note payable to redeem preferred stock	—	50,000
Accretion of redeemable preferred stock	361,588	117,474
The accompanying notes are an integral part of these combined financial statements

Turnpike Global Technologies Inc. and Turnpike Global Technologies LLC
Combined Statements of Changes in Shareholders’ and Members’ (Deficit) Equity

	Redeemable		Redeemable Series A							Accumulated Other
	Preferred Stock		Preferred Stock		Common Stock		Additional	Members’	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Paid in Capital	Capital	Deficit	Loss	Total
Balance at September 30, 2007	3,725	$394,598	—	$400,000	1,090,925	$1,100	$—	$1,000	$(931,355)	$—	$(134,657)

Redemption of preferred stock	(2,150)	(240,491)	—	—	—	—	—	—	—	—	(240,491)
Issuance of preferred stock	—	—	27,000	282,174	—	—	—	—	—	—	282,174
Preferred stock accretion	—	—	—	117,474	—	—	—	—	(117,474)	—	—
Issuance of common stock	—	—	—	—	266,855	265	773,380	—	—	—	773,645
Comprehensive loss
Foreign currency translation adjustment										(21,623)	(21,623)
Net loss									(492,827)	—	(492,827)

Total comprehensive loss											(514,450)

Balance at September 30, 2008	1,575	154,107	27,000	799,648	1,357,780	1,365	773,380	1,000	(1,541,656)	(21,623)	166,221

Redemption of preferred stock	(1,575)	(154,107)	—	—	—	—	—	—	—	—	(154,107)
Preferred stock accretion	—	—	—	361,588	—	—	—	—	(361,588)	—	—
Issuance of common stock	—	—	—	—	4,526	3	27,706	—	—	—	27,709
Comprehensive loss
Foreign currency translation adjustment										(61,971)	(61,971)
Net loss									(408,591)	—	(408,591)

Total comprehensive loss											(470,562)

Balance at September 30, 2009	—	$—	27,000	$1,161,236	1,362,306	$1,368	$801,086	$1,000	$(2,311,835)	$(83,594)	$(430,739)

The accompanying notes are an integral part of these combined financial statements

Note 1. Description of the Business
Turnpike Global Technologies (the “Company”) develops, markets and services fleet management solutions for the private and for-hire fleet segments of the transportation industry. The Company operates in Canada through Turnpike Global Technologies, Inc. and in the United States through Turnpike Global Technologies, LLC. The members of Turnpike Global Technologies LLC own approximately 72% of the shares in Turnpike Global Technologies Inc. The Company’s revenue is derived by the sale or rental of proprietary hardware systems, software and monthly services that capture, analyze and communicate operating information that assists fleet management in improving compliance and improving productivity and efficiency.
Note 2. Subsequent Events
On December 4, 2009, a third party acquired all of the outstanding stock and member interests of the Company in exchange for cash payments of $10 million and a guaranteed payment of 833,333 shares of common stock of the third party (“Acquisition Transaction”). The third party is also obligated to issue up to an additional total of 2,500,000 shares of its common stock subject to certain performance goals of the Company being met over the next three years. The issuance of stock to satisfy the initial guaranteed payment and possible future performance goals related payments is subject to the third party obtaining shareholder approval for the shares. If such shareholder approval is not obtained, the guaranteed payment amount of $2.5 million would be due in cash and any future performance goals related obligations would also be paid in cash and could total up to $7.5 million.
In conjunction with the closing of the Acquisition Transaction, any balances outstanding on the term loans, lines of credit, and loans from shareholders (see Note 5) were paid in full and settlements of the patent infringement claim and minority shareholder claim (see Note 4) were finalized.
The Company has evaluated all subsequent events through December 23, 2009 to ensure that these financial statements and footnotes include appropriate disclosure of events recognized as of September 30, 2009 and events which occurred subsequent to September 30, 2009 but were not recognized in the financial statements.
Note 3. Summary of Significant Accounting Policies
Principles of Combination
The combined financial statements include the accounts of Turnpike Global Technologies Inc. and its affiliated entity Turnpike Global Technologies LLC. All significant intercompany accounts and transactions have been eliminated in combination.
Basis of Presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The combined financial statements for Turnpike Global Technologies are presented in its reporting currency of the U.S. dollar (USD). Turnpike Global Technologies Inc. has a functional currency of the Canadian dollar (CAD$) and Turnpike Global Technologies LLC. has a functional currency of the USD.
Foreign Currency Translation
The financial statements with a functional currency other than the USD have been translated into USD using the current rate method. Assets and liabilities have been translated using the exchange rates at year-end. Income and expense amounts have been translated using the average exchange rates during the year. Translation gains or losses resulting from the changes in exchange rates have been reported as a component of accumulated other comprehensive loss included in the combined statements of shareholders’ and members’ (deficit) equity.

Use of Estimates
The preparation of the Company’s financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
The Company’s revenue is derived by the sale or rental of proprietary hardware systems, software and monthly services. The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 605-25 — Revenue Recognition — Multiple Element Arrangements.
Revenue is recognized under ASC 605-25 when (i) persuasive evidence of an arrangement exists (for example a signed agreement or purchase order), (ii) delivery has occurred, as evidenced by shipping documents or customer acceptance, (iii) the fee is fixed or determinable and payable within twelve months, and (iv) collectability is probable and supported by credit checks or past payment history. Given that the customer does not have the explicit contractual right to take possession of our software at any time during the hosting period, subscriptions are considered a software element accounted for under ASC 605-25.
With regard to arrangements involving multiple elements accounted for under ASC 605-25, the hardware element must have stand alone value and the monthly service element must have objective and reliable evidence of the fair value. Revenue is allocated based on the fair value of each element as evidenced by vendor specific objective evidence. Such evidence consists primarily of pricing of multiple elements as if sold as separate products or services. When the fair value of any undelivered element included in a multiple-element arrangement cannot be objectively determined, revenue is deferred until all elements are delivered and/or services have been performed, or until we can objectively determine the fair value of all remaining undelivered elements.
Customer agreements that provide for the rental of the hardware systems do not meet the requirements described in ASC 605-25 and result in the recognition of all revenue ratably over the term of the agreement.
The Company’s revenues are derived by directly contracting with the customer or indirectly through certain resellers for the sales of the RouteTracker application. The customers who contract directly with the reseller for the package of services including the RouteTracker application are billed by and remit all payments to the reseller. The reseller then remits a pre-established portion of the revenues collected related to the RouteTracker application to the Company. In accordance with ASC 605-45 — Revenue Recognition — Principal Agent Considerations, the Company records the revenue received from the resellers net of the amounts retained by the resellers.
Allowance for Doubtful Accounts
The Company grants credit to customers in the normal course of business. Credit is extended based on an evaluation of a customer’s financial condition and payment history. Accounts receivable are typically due from customers within 30-60 days and are stated at amounts net of an allowance for doubtful accounts. The Company determines the allowance for doubtful accounts by considering a number of factors, including the length of time trade receivables are past due, previous uncollectible history, the customer’s current ability to pay its obligation, and the condition of the general economy and the industry as a whole. The Company reserves for these accounts receivable by increasing the allowance for bad debt when they are determined to be uncollectible. Payments subsequently received, or otherwise determined to be collectible, are treated as recoveries that reduce bad debt expense. The balance of the allowance accounts at September 30, 2009 and 2008 was $42,306 and $30,270, respectively.

Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing evaluations of its customers’ financial condition.
Fair Value of Financial Instruments
Fair Value Hierarchy
ASC 820 — Fair Value Measurement and Disclosures, establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value:
Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 — Unobservable inputs which are supported by little or no market activity.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, accounts payable and debt obligations, approximate fair value.
Third-Party Reseller Agreements
The Company has contracted with two major resellers, one in the US and one in Canada, and various other smaller resellers, collectively the “Resellers”, to allow for them to sell the RouteTracker application in combination with their own communication services. The customer contracts directly with the Resellers for the communication services and RouteTracker application. The customer is billed by and remits all payments to the Resellers. The Resellers then remit a set portion of revenues collected related to the RouteTracker application to the Company and retains the remainder as a fee.
Major Suppliers
While the current vendor is meeting the Company’s quality and performance expectations, the Company believes that a disruption in the supply of the RouteTracker Electronic On Board Recorder (EOBR) would affect the Company’s ability to deliver finished goods and replacement parts.
Inventories
Inventories consist of finished goods which are stated at the lower of cost or market. Cost is determined on the first-in, first-out method. In fiscal 2008, the Company began purchasing its RouteTracker product from a single manufacturer under the terms of the master lease agreement with Buffalo City Center Leasing, LLC. (BCCL).

Property and Equipment
All property and equipment are stated at cost and depreciated using primarily the straight-line method over the estimated useful lives of approximately 2 to 7 years.
The Company leases RouteTracker systems under the terms of the Master Lease Agreement with BCCL. The terms of each lease agreement qualifies as a capital lease with a twenty seven month term. These leased systems are in turn leased to customers as part of the Company’s product offering. The Company depreciates the related leased assets over twenty seven months using the straight-line method. The Company’s total leased equipment had net balances of $1,313,326 and $1,305,098 as of September 30, 2009 and 2008, respectively.
Property and equipment consists of:

	September 30,	September 30,
	2009	2008

Equipment	$138,180	$93,361
Vehicles	34,966	34,966
Computer software	80,751	17,110
Leased equipment	2,531,705	1,611,222
Leasehold improvements	5,723	5,987

	2,791,325	1,762,646
Less: accumulated depreciation	(1,306,519)	(361,731)

Property and equipment, net	$1,484,806	$1,400,915

Depreciation expense for the years ended September 30, 2009 and 2008 was $944,788 and $321,412, respectively.
Capitalized Software Development Costs
The Company follows ASC 350-40 — Intangibles — Goodwill and Others — Internal-Use Software, which requires capitalization of certain costs incurred during the development of internal use software. As of September 30, 2009 and 2008 there were $93,370 and $178,701 of remaining unamortized costs, respectively.
Product development costs which have not met the capitalization criteria of ASC 350-40 are charged to research and development expense as incurred.
Long-Lived Assets
The Company reviews and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the present value of expected future cash flows associated with the use of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes
Income taxes are determined on a country by country basis using the liability method, which requires the recognition of deferred tax liabilities and assets based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect of changes in the tax rates is recognized in the period in which the rate change occurs.
At September 30, 2009 and 2008, the net deferred tax asset has was offset by a full valuation allowance, as realization is not considered to be likely based on an assessment of the likelihood of sufficient future taxable income.
Research and Development
Research and development costs are expensed as incurred, and were approximately $406,000 and $366,000 for the years ended September 30, 2009 and 2008, respectively, and are included in selling, general and administrative expenses in the accompanying combined statements of operations.
Advertising Expense
Advertising costs are expensed as incurred. Advertising costs for the years ended September 30, 2009 and 2008 were approximately $60,000 and $66,000, respectively, and are included in selling, general, and administrative expenses in the accompanying combined statements of operations.
Shipping and Handling Costs
Shipping and handling billed to customers are included in revenue and corresponding costs incurred are recorded as a cost of sales. Shipping and handling costs were approximately $72,000 and $61,000 for the years ended September 30, 2009 and 2008, respectively.
Note 4. Commitments and Contingencies
Leases
The Company leases office facilities and automobiles under noncancelable operating leases. As of September 30, 2009, future minimum rental payments under these operating leases are as follows:

Year ending September 30,
2010	$140,823
2011	86,042
2012	32,400
2013	5,400
2014	—
Thereafter	—

Total	$264,665

Total rent expense for the years ended September 30, 2009 and 2008 was approximately $141,000 and $145,000, respectively.

Litigation and Claims
The Company was named as one of several defendants in a patent infringement lawsuit filed during fiscal 2009. The Company accrued $500,000 during fiscal 2009 as an estimate of legal and settlement expenses related to this matter. In conjunction with the Acquisition Transaction (see Note 2), the lawsuit was settled for a payment of $500,000.
The Company was also named as a defendant in a lawsuit filed in November 2009 by a minority shareholder making various claims. In December 2009, the minority shareholder reached a settlement agreement whereby he sold his shares and released the Company from any potential litigation. There was no impact on the fiscal 2009 financial statements as the result of the settlement. The Company is not aware of any other litigation or claims that it believes will have a material impact on the Company’s business or financial condition.
Note 5. Financing Arrangements
Capitalized Leases
The Company entered into a Master Lease Agreement with Buffalo City Center Leasing, LLC (“BCCL”) effective October 1, 2007 for financing of certain equipment used in the Company’s product offerings. The Master Lease Agreement has a term of 3 years with a renewal option for an additional 3 year term and is subject to a minimum quantity of systems that must be purchased. Leases under the Master Lease Agreement have a term of twenty seven months and effective interest rates of between 16.1% and 16.5% with monthly payments including principal and interest. The balance of the Company’s capital lease obligation was $1,696,701 at September 30, 2009 and $1,563,131 at September 30, 2008.
The Company also entered into secured leasing arrangements with Dell Financial Services (“Dell”) consisting of two $32,812 (CAD$) obligations. The effective interest rate is 13.99% on each lease obligation and payments of $1,575 (CAD$) on each lease are payable monthly and the leases mature in December 2010 and June 2011. The balance of these lease obligations in USD at September 30, 2009 was $44,744.
Obligations under capital leases consist of the following:

Year ending September 30,
2010	$1,217,153
2011	481,028
2012	43,264
2013	—
2014	—

Total minimum lease payments	1,741,445
Total interest payments	153,953

Total future payments due under capital leases	$1,895,398

Term Loans
In connection with the financing of inventory production in fiscal 2007, the Company entered into a one year secured credit facility with LARR Engineering Prototypes (“LARR”) consisting of a $250,000 (CAD$) term loan bearing interest at a fixed rate of 17.5%. Interest only payments of $3,646 (CAD$) are payable monthly. The original maturity date was November 2008, however, the agreement allows for a renewal of additional yearly terms. The Company extended the term of the loan to November 2009. The principal amount is classified as current in the fiscal 2009 financial statements due to the terms of the agreement. The balance of the loan in USD at September 30, 2009 and 2008 was $230,275 and $240,900, respectively. Any outstanding balance was paid in full at the closing of the Acquisition Transaction (see Note 2).
In connection with financing operations, the Company entered into a secured credit facility with Business Development Bank of Canada (“BDC”) consisting of a $250,000 (CAD$) term loan bearing interest at a variable base rate plus 2.00% per annum. The effective interest rate at September 30, 2009 and 2008 was 6.25% and 8.75%, respectively. The loan is repayable in monthly payments of $4,165 (CAD$), including principal and interest, and matures in March 2012. The balance of the loan in USD at September 30, 2009 and 2008 was $115,091 and $168,563, respectively. Any outstanding balance was paid in full at the closing of the Acquisition Transaction (see Note 2).
In connection with the purchase of an automobile, the Company entered into a six year and three month secured credit facility with Bank of America (“BOFA”) consisting of a $34,916 term loan bearing interest at a fixed rate of 8.25%. Principal plus interest payments of $599 are payable monthly and the term loan matures in February 2013. The balance of this loan at September 30, 2009 and 2008 was $20,849 and $26,312, respectively. The loan is secured by the automobile. Any outstanding balance was paid in full at the closing of the Acquisition Transaction (see Note 2).
Lines of Credit
The Company maintains a revolving line of credit with HSBC Bank (“HSBC”) with a credit line up to $50,000 bearing interest at a variable monthly rate and due on demand. The effective interest rate at September 30, 2009 and 2008 was 5.25% and 7.25%, respectively. The balance of this line of credit at September 30, 2009 and 2008 was $48,245 and $46,685, respectively, and is classified as current liability in the financial statements. Any outstanding balance was paid in full at the closing of the Acquisition Transaction (see Note 2).
The Company maintains a revolving line of credit with HSBC Bank (“HSBC”) with a credit line up to $125,000 (CAD$) bearing interest at a variable monthly rate and due on demand. There was no outstanding balance as of September 30, 2009 and 2008.
Loans from Shareholders
The Company had entered into unsecured credit facilities with various shareholders. These loans consist primarily of a $50,000 (CAD$) term loan to an individual shareholder, related to the redemption of this shareholder’s preferred shares, bearing interest at a fixed rate of 12.00% per annum. Principal plus interest payments of $3,000 (CAD$) are payable monthly and the note matured in October 2009. The balance of the loan in USD at September 30, 2009 and 2008 was $887 and $33,359, respectively. The remaining loans were to various shareholders with insignificant outstanding balances. The total balance of loans from shareholders at September 30, 2009 and 2008 was $1,530 and $60,318, respectively. Any outstanding balance was paid in full at the closing of the Acquisition Transaction (see Note 2).

Long-term obligations and notes payable consist of the following:

	September 30,	September 30,
	2009	2008

Capitalized leases	$1,741,445	$1,563,130
Term loans	366,215	435,775
Lines of credit	48,245	46,685
Loans from shareholders	1,530	60,318

Total long-term obligations	2,157,435	2,105,908
Less current portion of long-term obligations	(1,548,894)	(916,728)

Total long-term obligations, net of current portion	$608,541	$1,189,180

The aggregate schedule of maturities of long-term obligations subsequent to September 30, 2009 is as follows:

Year ending September 30,
2010	$1,548,894
2011	533,205
2012	72,948
2013	2,388
2014	—

Total	$2,157,435

Note 6. Shareholders’ and Members’ (Deficit) Equity
Redeemable Preferred Stock
The Company had issued shares of redeemable preferred stock in 2002 and 2003. The Company had redeemed all of the shares except 3,725 shares that were outstanding at September 30, 2007. The Company redeemed 1,575 shares for $154,107 in fiscal 2009 and redeemed 2,150 shares for $240,491 in fiscal 2008. There are no shares of this preferred stock outstanding at September 30, 2009.
Redeemable Series A Preferred Stock
The Company issued 27,000 shares of Redeemable Series A Preferred Stock to key employees and investors during fiscal 2008. The shares were issued at $50 (CAD$) or $50 (USD) per share, of which $400,000 (USD) was contributed in fiscal 2007, and are redeemable at the option of the Shareholder on a date which is at least five years after the date on which such shares were issued at $100 per share in the same currency as purchased. In connection with the Series A Preferred Stock issuance, the Company issued 190,119 common shares with an estimated value of $7.41 (CAD$) per share. The Company allocated $674,926 of the Series A Preferred Stock proceeds to additional paid in capital to reflect the estimated value of the common stock included in the transaction and the other $682,174 was allocated to the Series A Preferred Stock. The balance of the redeemable preferred stock is being accreted to its redemption value on a straight-line basis over a 5 year period.

Common Stock
Turnpike Global Technologies Inc. has 1,362,306, 1,357,780 and 1,090,925 common shares issued and outstanding at September 30, 2009, 2008 and 2007, respectively, with a par value of $.001 (CAD$) per share. During fiscal 2009, the Company issued 4,526 shares of common stock valued at approximately $28,000 as compensation to a key employee. During fiscal 2008, the Company issued 190,119 shares of common stock in connection with the Series A Preferred Stock issuance, 13,578 shares of common stock valued at approximately $99,000 as compensation to three key employees, and 5,455 shares of common stock to an individual and 57,703 shares of common stock to BCCL valued at $.001 per share.
Note 7. Related Parties
As of September 30, 2009 and 2008, accounts payable included $150,869 and $95,751, respectively, due to distribution and consulting companies whose owners also have ownership interests in the Company.
As of September 30, 2009 and 2008, accounts receivable included $9,955 and $19,060, respectively, due from companies whose owners also have ownership interests in the Company.
The Company’s capital lease obligations of $1,696,701 and $1,563,131 at September 30, 2009 and 2008, respectively, are due to BCCL whose owners also have ownership interests in the Company.